                                                                    EXHIBIT 12.1

                    Standard Pacific Corp. and Subsidiaries
          Ratio of Earnings to Fixed Charges - Continuing Operations

                            (Dollars in thousands)

                                                             Six Months
                                                           Ended June 30,                 For the Year Ended December 31,
                                                         -------------------   ----------------------------------------------------
                                                           2000       1999       1999       1998       1997       1996       1995
                                                         --------   --------   --------   --------   --------   --------   --------
Fixed charges:
  Total Interest Incurred                                $ 16,854   $ 17,354   $ 35,151   $ 29,010   $ 17,026   $ 16,687   $ 19,200
  Interest factor in lease rentals                            200        200        400        400        400        400        400
                                                         --------   --------   --------   --------   --------   --------   --------
  Fixed Charges                                          $ 17,054   $ 17,554   $ 35,551   $ 29,410   $ 17,426   $ 17,087   $ 19,600
                                                         ========   ========   ========   ========   ========   ========   ========

Earnings & Adjustments:
  Income (loss) from continuing operations
    before income taxes                                  $ 56,316   $ 51,156   $114,063   $ 80,894   $ 41,046   $ 12,948   $(37,247)

  Add (Deduct):
    Noncash charges (1)                                         -          -        650          -          -          -     46,491
    Income from unconsolidated joint ventures              (7,959)    (4,884)    (6,201)    (4,158)    (3,787)    (4,708)    (6,953)
    Cash distributions from unconsolidated
      joint ventures                                        4,264      6,300      6,363      4,270      1,197      7,950      6,000
    Fixed charges, above                                   17,054     17,554     35,551     29,410     17,426     17,087     19,600
    Capitalized interest                                  (15,600)   (16,827)   (33,632)   (27,842)   (12,044)    (9,545)   (17,340)
    Amortization of previously capitalized interest        10,915     12,593     27,401     26,399     23,475     16,920     27,638
                                                         --------   --------   --------   --------   --------   --------   --------
  Adjusted Earnings                                      $ 64,990   $ 65,892   $144,195   $108,973   $ 67,313   $ 40,652   $ 38,189
                                                         ========   ========   ========   ========   ========   ========   ========
  Ratio of Earnings to Fixed Charges                         3.81       3.75       4.06       3.71       3.86       2.38       1.95
                                                         ========   ========   ========   ========   ========   ========   ========

________________
(1) The nonrecurring noncash charges of $650,000 in 1999 related to the write down of leasehold improvements and the $46.5 million noncash charge recorded in 1995 represents a pretax charge to operations for the Company's adoption of Financial Accounting Standards No. 121.